Exhibit 99.1

Inflection Point Acquisition Corp. II Announces Pricing of Upsized $220 Million Initial Public Offering

NEW YORK – May 24, 2023 – Inflection Point Acquisition Corp. II (the “Company”), a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, today announced the pricing of its upsized initial public offering of 22,000,000 units at a price of $10.00 per unit. The units will be listed on The Nasdaq Global Market, or Nasdaq, and trade under the ticker symbol “IPXXU” beginning May 25, 2023. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “IPXX” and “IPXXW,” respectively.

The Company intends to pursue a business combination with a North American or European business in disruptive growth sectors, which complements the expertise of its management team, but may pursue an initial business combination in any industry, sector or geographic region. The company is led by Executive Chairman and Chief Executive Officer Michael Blitzer, Chief Financial Officer Peter Ondishin and Directors Nicholas Shekerdemian, Elliot Richmond, Paula Sutter, Erica Dorfman, and Samuel Sayegh.

The offering is expected to close on May 30, 2023, subject to customary closing conditions.

Cantor Fitzgerald & Co. is serving as the representative of the underwriters for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,300,000 units to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from: Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission (“SEC”) on May 24, 2023. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the proposed initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Inflection Point Acquisition Corp. II

Inflection Point Acquisition Corp. II’s acquisition and value creation strategy is to identify, partner with and help grow North American and European businesses in disruptive growth sectors, which complements the expertise of its management team. However, the Company may pursue an initial business combination in any industry, sector or geographic region.

Contact

Kevin Shannon

Inflection Point Acquisition Corp. II

kevin@inflectionpointacquisition.com